                                                                    EXHIBIT 99.1

[LOGO]

                                                             One Jake Brown Road
                                                                   P.O. Box 1000
                                               Old Bridge, New Jersey 08857-1000
                                           Tel: 732-679-4000   Fax: 732-679-4353

   FOR IMMEDIATE RELEASE             CONTACT:         James A. Luksch
                                                         Chairman and
                                                         Chief Executive Officer
                                                         (732) 679-4000

                BLONDER TONGUE REPORTS 2007 THIRD QUARTER RESULTS

OLD BRIDGE, NEW JERSEY,  November 14, 2007 - Blonder Tongue  Laboratories,  Inc.
(AMEX: "BDR") today announced its sales and earnings for the third quarter ended
September 30, 2007.

Net sales increased  $158,000,  or 1.7%, to $9,246,000 in the third three months of 2007 from $9,088,000 in the third three months of 2006. The increase in sales is  primarily  attributed  to an increase in digital  product  sales offset by a decrease in fiber,  distribution and interdiction product sales. Digital product sales were  $1,544,000  and  $958,000,  fiber  products  sales were $388,000 and
$647,000,   distribution  product  sales  were  $1,771,000  and  $1,977,000  and interdiction  product sales were $151,000 and $319,000 in the third three months of 2007 and 2006, respectively.

Cost of goods sold  increased to  $5,758,000  for the third three months of 2007 from  $5,650,000  for the  third  three  months  of  2006,  and  increased  as a percentage  of sales to 62.3% from 62.2%.  The  increase  was  attributed  to an unfavorable product mix.

Earnings from continuing operations after income taxes was $572,000 or $0.09 per share for the third  three  months of 2007  compared  to a $345,000 or $0.04 per share for the comparable period in 2006.

Commenting on the third quarter 2007 results,  James A. Luksch,  Chief Executive
Officer,  said,  "Our  China  initiative  remains on course and during the third quarter we started to realize noticeable benefits from reduced costs due to this effort. This is evidenced by the fact that our gross margin on sales of products improved  from 36.3% in the second  quarter of 2007 (after  giving effect to our increase  in  inventory  reserves)  to 37.7% in the third  quarter  of 2007.  We anticipate  further  improvements  in gross margin in the fourth quarter of 2007 and continuing into 2008. Our third quarter sales were higher as compared to the prior  year and we  continued  to show  improvement  sequentially  as our  third quarter sales in 2007 were  approximately  14% higher than the second quarter of
2007."

Founded  in  1950,  Blonder  Tongue  Laboratories,   Inc.  has  evolved  from  a
manufacturer  of  electronic  equipment  for the  private  cable  industry  to a principal  provider of integrated  network  solutions and technical  services to
broadband  service  providers  in  the  multiple  dwelling  unit,   lodging  and
hospitality, and institutional cable markets. The Company designs, manufactures, and  supplies a  comprehensive  line of  equipment  to deliver  video  (analog &
digital),  high speed data and voice services over integrated  coaxial and fiber optic broadband networks today and over packet based, Internet protocol networks of the future.  For more information  regarding  Blonder Tongue or its products, please  visit the  Company's  Web site at  www.blondertongue.com  or contact the
Company directly at (732) 679-4000.

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995: The information set forth above includes "forward-looking"  statements and accordingly,  the cautionary  statements  contained in Blonder  Tongue's  Annual
Report and Form 10-K for the year ended December 31, 2006 (See Item 1: Business,
Item 1A:  Risk  Factors  and Item 7:  Management's  Discussion  and  Analysis of
Financial  Condition  and Results of  Operations),  and other  filings  with the
Securities and Exchange  Commission are  incorporated  herein by reference.  The words  "believe",  "expect",  "anticipate",  "should",  "project",  and  similar expressions identify  forward-looking  statements.  Readers are cautioned not to
place  undue  reliance  on  these  forward-looking  statements,   which  reflect
management's  analysis only as of the date hereof.  Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or  circumstances  that arise after the date  hereof.  Blonder  Tongue's  actual results may differ from the anticipated results or other expectations  expressed in Blonder  Tongue's  "forward-looking"  statements,  including the  anticipated gross margin improvements due to the China initiative.

                                     -MORE-

                        Blonder Tongue Laboratories, Inc.
                    Consolidated Summary of Operating Results
                      (in thousands, except per-share data)
                                   (unaudited)

                                        Three months ended     Nine months ended
                                           September 30,          September 30,
                                    --------------------     -------------------
                                    --------- ----------     ---------- --------
                                      2007       2006           2007      2006

Net sales                            $9,246     $9,088        $24,836   $28,567
Gross profit                          3,488      3,438          8,362     9,748
Earnings (loss) from operations         694        515           (734)      979
Earnings (loss) from
  continuing operations                 572        345         (1,092)      330
Loss from discontinued operations         -       (170)           (59)     (367)
Net earnings (loss)                    $572       $175        $(1,151)     $(37)
Basic and diluted earnings
  (loss) per share from
  continuing operations               $0.09      $0.04         $(0.17)    $0.04
Basic and diluted loss per
  share from discontinued
  operations                             $-     $(0.02)         $(0.01)  $(0.04)
Basic and diluted net earnings
  (loss) per share                    $0.09      $0.02         $(0.18)      $ -
Basic and diluted weighted
average shares outstanding:           6,222      7,515          6,222     7,845

                       Consolidated Summary Balance Sheets
                                 (in thousands)

                                                September 30,    December 31,
                                                     2007            2006
                                                  (unaudited)

Current assets                                       $14,204       $14,942
Property, plant, and equipment, net                    4,313         4,537
Total assets                                          26,693        27,222
Current liabilities                                    5,540         5,431
Long-term liabilities                                  1,375         1,559
Stockholders' equity                                  19,778        20,232

Total liabilities and stockholders' equity           $26,693       $27,222

                                       ###